As filed with the Securities and Exchange Commission on July 20, 2004

                                                                                                                                                       Registration No. 333-116147

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MAGIC LANTERN GROUP, INC.
(Exact name of Registrant as specified in its charter)
7822	New York	13-3016967
(Primary standard industrial	(State or other jurisdiction of	(I.R.S. employer
classification code number)	incorporation or organization)	identification no.)

Robert A. Goddard
1075 North Service Road West Suite 27, Oakville, Ontario Canada L6M 2G2 (905) 827-2755	One M&T Plaza, Suite 2000 Buffalo, New York 14203-2391 (716) 856-4000
(Address, including zip code, and telephone number of Registrant's principal executive offices)	(Name, address, including zip code, and telephone number, of agent for service)
With a copy to: Joseph P. Galda, Esq. Hodgson Russ LLP 150 King Street West, Suite 2309 Toronto, Ontario M5H 1J9

Approximate Date of Commencement of Proposed Sale to the Public:
From time to time following the effective date of this Registration Statement

                If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

                If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  X

                If this Form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering:

                If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  X

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	10,304,000	$0.90	$9,273,600	$1,174.97(3)

(1) Represents the estimated number of shares of Common Stock that may be issuable to the selling security holders following the conversion of principal, interest and fees on a convertible promissory note, along with shares issuable upon exercise of warrants held by the selling security holders.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the rules and regulations under the Securities Act with respect to common stock to be sold by the selling stockholder based on the average of the high and low sale prices of our common stock reported on the American Stock Exchange on May 27, 2004.

(3) This amount was previously paid in connection with this Registration Statement

10,304,000 Shares

MAGIC LANTERN GROUP, INC.

Common Stock

        This Prospectus covers 10,304,000 shares (the "Shares") of our common stock, $.01 par value per share ("Common Stock"), of Magic Lantern Group, Inc. (the "Company") that may be offered from time to time by Laurus Master Fund, Ltd., (the "Selling Stockholder"). The Shares may be offered in open market transactions, negotiated transactions, principal transactions or by a combination of these methods of sale. See "Plan of Distribution."

        All of the Shares covered by this Prospectus were issued by the Company in a private placement to the Selling Stockholder of a secured three-year term note (the "Note") convertible into shares of our Common Stock, and a warrant (the "Warrant") to purchase shares of our Common Stock. The agreements for the private placement (the "Transaction Agreements") granted certain registration rights to the Selling Stockholder. See "Summary Information - The Laurus Funds Transaction," and "Selling Stockholder."

        None of the proceeds from the sale of the Shares by the Selling Stockholder will be received by the Company, except for payments received in connection with the exercise of warrants held by the Selling Stockholder. Any funds received by the Company upon exercise of warrants will be used for working capital. The Transaction Agreements provide for the Company to bear all expenses in connection with the registration and sale of the Shares, other than underwriting discounts and selling commissions. The Company has also agreed to indemnify the Selling Stockholder against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

        We do not know when, how or if the Selling Stockholder intends to sell its shares covered by this prospectus or what the price, terms or conditions of any sales will be. The Selling Stockholder may sell the Shares at various times and in various types of transactions. See "Plan of Distribution" below. The prices at which the Shares may be sold, and any commissions paid in connection with any sale, may vary from transaction to transaction. We understand that the Securities and Exchange Commission may, under certain circumstances, consider persons reselling any shares of our Common Stock and dealers or brokers handling a resale of shares of our Common Stock to be "underwriters" within the meaning of the Securities Act of 1933.

        On July 16, 2004, the last reported sale price of our Common Stock on the American Stock Exchange (the "AMEX") was $0.67. Our Common Stock is traded under the AMEX symbol "GML."

        Certain factors that should be considered before buying shares of Common Stock are discussed in this Prospectus under the caption "Risk Factors" beginning on page 7. See "Risk Factors."

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS NEITHER AN OFFER TO SELL THE SHARES NOR A SOLICITATION TO BUY THE SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this Prospectus is July 20, 2004.

TABLE OF CONTENTS

Item	Page	Item	Page
Where You Can Find Information	2	Plan of Distribution	12
		Price Range of Common Stock	13
Summary Information	2	Description of Capital Stock	14
Risk Factors	7	Incorporation of Documents by Reference	16
Selling Stockholder	11	Legal Matters	16
Use of Proceeds	11	Experts	16

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of our common stock.

Unless the context requires otherwise, in this Prospectus the terms, "we," "us," "our," the "Company" and "Magic Lantern" refer to Magic Lantern Group, Inc., and its subsidiaries.

FORWARD-LOOKING STATEMENTS

        This Prospectus, including the documents that we incorporate by reference herein, contain, in addition to historical information, statements by us with respect to our expectations regarding financial results and other aspects of our business that involve risks and uncertainties and may constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements reflect our current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including, in particular, risks and uncertainties. See "Risk Factors".

        We assume no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required under federal securities laws. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Prospectus or, in the case of any document incorporated by reference herein, the date of such document.

        Investors also should understand that it is not possible to predict or identify all factors and should not consider the risks set forth above to be a complete statement of all potential risks and uncertainties. If the expectations or assumptions underlying our forward-looking statements prove inaccurate or if risks or uncertainties arise, actual results could differ materially from those predicted in any forward-looking statement.

WHERE YOU CAN FIND INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with those requirements, we file periodic reports and other information with the Securities and Exchange Commission (the "SEC"). Those reports and other information may be inspected at the SEC's public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also obtain copies of any materials we have filed with the SEC from its SEC's public reference facility at prescribed rates or by accessing those materials electronically from its home page on the Internet at http://www.sec.gov. Those materials are also available for inspection or copying at a facility maintained for that purpose by the AMEX at 86 Trinity Place, New York, NY 10006.

        We have filed with the SEC a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information contained or incorporated by reference in the Registration Statement. See "Incorporation of Documents by Reference." Copies of the Registration Statement and the exhibits thereto are on file at the offices of the SEC and may be obtained upon payment of a prescribed fee or may be examined without charge at the SEC's public reference facility in Washington, D.C. or copied without charge from its website.

        Upon request, we will provide without charge a copy of the documents incorporated by reference in this Prospectus to each person to whom it is delivered. See "Incorporation of Documents by Reference." Requests should be directed to Investor Relations, Magic Lantern Group, Inc., 1075 North Service Road West, Suite 27, Oakville, Ontario Canada L6M 2G2 or by telephone to (212) 840-0880.

        Unless otherwise indicated, the information in this Prospectus is as of July 20, 2004. We anticipate that changes will occur in our affairs after that date. We have not authorized anyone to give any information or to make any representations in connection with the sale of Shares by the Selling Stockholder, other than those contained in this Prospectus. If anyone gives you information or makes any representation not contained in this Prospectus, you should not rely on it as information we authorized.

PROSPECTUS SUMMARY

        The following material is qualified in its entirety by the more detailed information and financial statements appearing in the Company's registration statement and periodic reports incorporated herein by reference.

General

        Business of Magic Lantern

        Founded in 1975, Magic Lantern is a Canadian distributor of educational and learning content in video and other electronic formats (collectively, the "Education and Distribution" segment). Magic Lantern has primarily exclusive distribution rights to over 300 film producers representing over 13,000 titles, and its customers include over 9,000 out of 12,000 English speaking schools in Canada. Its library includes content from numerous producers, including Disney Educational, Annenberg / COB and CSV Television. Tutorbuddy Inc., a 100% owned subsidiary of Magic Lantern, is an Internet-enabled provider of content and related educational services on demand to students, teachers and parents. Sonoptic Technologies Inc., a 75% owned subsidiary of Magic Lantern, provides digital video encoding services and has developed proprietary VideoBaseTM indexing software that allows users to aggregate, bookmark, re-sort and add their own comment boxes to existing content. Magic Lantern Group is headquartered in Oakville, Ontario near Toronto, Canada with additional offices in Saint John, New Brunswick and Vancouver, British Columbia, New York City and Greater Boston.

        Formation of the "Company"

        Magic Lantern was acquired in October 1996 by NTN Interactive Network Inc. ("NTN"). In March 2002, members of Magic Lantern's management formed MagicVision Media Inc. ("MagicVision") to acquire 100% of Magic Lantern's capital stock from NTN and contemporaneously sold their interests to Zi for $1,359,000 (including transaction costs) plus 100,000 common shares of Zi valued at $499,000.

        On August 2, 2002, the Company entered into a stock purchase agreement (the "Purchase Agreement") with Zi Corporation, a Canadian-based provider of intelligent interface solutions ("Zi"), for the Company's purchase of Magic Lantern Communications Ltd. ("MLC") and its subsidiaries (collectively, " Magic Lantern").

        On November 7, 2002, the Company and Zi consummated the transactions contemplated by the Purchase Agreement (the "Magic Lantern Transactions") following their approval by the Company's shareholders. The Company's acquisition of Magic Lantern was implemented through its purchase from Zi of all the outstanding capital stock of MagicVision, in consideration for a three-year promissory note of the Company in the principal amount of $3,000,000 and 29,750,000 shares of the Company's Common Stock, representing 45% of its shares of Common Stock outstanding after the closing. The Purchase Agreement provided for additional stock and cash consideration up to $2,930,000 or offsets against the Company's promissory note up to $1 million based on Magic Lantern's operating results for the first twelve months after the closing. As part of the Magic Lantern Transactions, the Company added three designees of Zi to its board of directors, implemented a new stock option plan primarily for management and employees of Magic Lantern, changed its corporate name to Magic Lantern Group, Inc. and, effective November 8, 2002, changed its AMEX trading symbol to "GML." After consummation of the Magic Lantern transactions, Alpha Omega Group ("AOG") held in record name approximately 47% of the Company's outstanding shares.

        Magic Lantern Group, Inc., formerly JKC Group, Inc., and previously Stage II Apparel Corp. (the "Company"), was engaged for over 20 years primarily as a distributor of proprietary and licensed brand name casual apparel, active wear and collection sportswear for men and boys. In response to a decline in its apparel distribution operations, the Company elected to contract those operations to third parties during the last two years as part of a strategy of reducing the costs and inventory risks associated with its historical core business and repositioning the Company through one or more acquisitions. To facilitate the change in strategic direction, in March 2002 the Company obtained $1,500,000 in financing from AOG.

        Following the completion of the AOG transaction, and facing continued decline in its apparel business, the Company continued to pursue its business redirection by exploring potential acquisition opportunities, with a view toward expanding existing licensing operations or adding compatible business lines, culminating in the acquisition of Magic Lantern.

Products

        General

        Our product focus following the Magic Lantern Transactions became the sales and distribution of educational and learning content in video and other electronic formats. As a result of this transaction we acquired distribution rights to over 300 film producers representing over 12,000 titles, and customer relationships at 9,000 out of 12,000 English speaking schools in Canada. Our library includes content from numerous producers, including: Disney Educational Productions, Annenberg / CPB and CTV Television. In addition, TutorbuddyTM is an Internet-enabled provider of content and related educational services on demand to students, teachers and parents. Sonoptic provides digital video encoding services and has developed the proprietary VideoBaseTM indexing software that allows users to aggregate, bookmark, re-sort and add their own comment boxes to existing content.

        Magic Lantern has grown to be a major source in Canada for educational video resources, educational television series, program repurposing and digital delivery. By 1994, Magic Lantern had developed a catalogue of more than 10,000 video titles covering all subject areas from pre-school through high school, post-secondary and general interest, with exclusive distribution agreements with more than 200 producers and suppliers. With over 9,000 of 12,000 Canadian schools among Magic Lantern's customer base, attention was focused on growth opportunities within the education sector. At this time, digital technologies were having an impact on video delivery methods with the continuing expansion of Broadband delivery methods along with compression technology increasing capacity of satellites and fiber-optic cable providing telephone companies with an opportunity to carry more than traditional voice and data. To address this ever changing technology landscape, Magic Lantern responded by creating Sonoptic Technologies, Inc, in cooperation with the Government of New Brunswick as a 25 per cent minority partner, to develop an expertise and service offering in the field of analog to digital conversion, and subsequent applications for this new digital form of video programs. Sonoptic began encoding the Magic Lantern library of educational video content in order to "pilot" a video-on-demand service.

        As part of our continuing "organic" growth strategy, we will require additional capital resources to complete the digital encoding of the Magic Lantern library as well as fund the further development of software capable of managing video delivered over the Internet. Magic Lantern acquired additional content through its acquisition of Image Media in 1998 (subsequently sold in 2003 as mentioned above), and was expanding its revenue base by utilizing its distribution channels for new products and services. Innovative programs for schools, such as its lease-to-own library program were launched (with the recommendation of the Canadian Principals Association), and the Campbell Soup Company's "Labels for Education." The debut of "Labels for Education" was managed, marketed and delivered by Magic Lantern with over 3,500 Canadian schools taking part within the first six months of the program. That program has now expanded to serve nearly 6,000 schools since its launch in 1996.

        TutorbuddyTM builds on the research & development of Sonoptic, and has developed an on-line educational video library with an extensive information search capability and content management system. TutorbuddyTM is branded and offered to Canadian schools with the ultimate market being the homes of school-age children, some five million in Canada, when the service has proven effective in Canadian schools. Concurrent with providing the TutorbuddyTM innovation in the current core market of Canada, where Magic Lantern has a dominant position in the industry, plans include the expansion of the traditional distribution business into the United States and Internationally. Expanding to global markets and developing a brand presence internationally while proving the digital service application in Canada is intended to be the springboard for the Magic Lantern's growth initiatives. Magic Lantern continues its focus on becoming a respected and successful company in the delivery and management of educational video content, in both Canadian markets and worldwide.

        General

        Following the Magic Lantern Transactions our product mix is comprised of video sales, video dubbing, and video encoding. Video sales accounted for approximately 66%, 61% and 68% of Magic Lantern's net sales in 2003, 2002 and 2001, respectively Video dubbing accounted for approximately 22%, 25% and 14% of Magic Lantern's net sales in 2003, 2002 and 2001, respectively. Video encoding accounted for approximately 5%, 6% and 16% of Magic Lantern's net sales in 2003, 2002 and 2001, respectively. Sales made by the Magic Lantern group following the company's November 7, 2002 acquisition of the group accounted for 95% of the company's sales in 2002. Prior to the Magic Lantern Transactions our emphasis was on our apparel business. These apparel lines accounted for 100% of our net sales in 2001 and approximately 5% in 2002. As our apparel business slowed we pursued a business redirection culminating in our purchase of Magic Lantern. The acquired Magic Lantern businesses now constitute our entire business.

        Marketing Strategy

        The Company's current marketing strategy is focused on providing curriculum relevant content to educators through targeted advertising, faxing, and direct mailings principally to schools and school boards, public libraries, family resource centers, and other customers in Canada and the United States. Prior to implementing its business redirection the Company was focused on offering multiple product lines of quality casual apparel and activewear distinguished by design, brand and label. Following the acquisition of Magic Lantern, the Company has adopted a marketing strategy to concentrate resources towards expanding the geographic and market reach of Magic Lantern's historic business.

        Our market plan for growth in the Canadian market has involved multiple initiatives including i) installing an Inside Sales call centre team and customer relations prospect identification system; ii) re-developing the Tutorbuddy home service (http://www.tutorbuddy.com a retail interface to the InSite video engine) to a homework help service targeting parents of school-age children; iii) implementing a test of market readiness for Tutorbuddy services in a pre-Christmas offering aimed at home-based users; iv) entering into a province-wide paying pilot for InSite use in selected British Columbia school districts, which was the first large-scale commitment to online video services in Canadian education; and v) launching an Inside Sales-led marketing of InSite (http://www.magiclanterninsite.com) based on innovative per-teacher pricing which is now establishing significant traction at the building level in the Canadian provinces targeted so far.

Business Development USA

        Leveraging the financial base of operations already established in Canada, the Company believes its future growth lies in the United States. The spearhead of the Company's US strategy in 2004 is to introduce InSite into the United States reconfigured for US school markets as "The Learning Source" through the Bloomington Indiana-based Agency for Instructional Technology ("AIT"). "The Learning Source" is currently being offered to long-time PBS station customers of AIT for use with affiliated school districts. One illustration would be Las Vegas, Nevada where the local PBS station integrates with Clark County School District, and is the fastest-growing district in the US. Other PBS station-School District areas in Los Angeles and West Virginia are expected to begin trial shortly. More are expected to participate as demonstrations develop.

        Establishment of US school market presence will enable the Company to expand product offerings to schools and homes. In essence, the website interface of InSite makes use of the same back-end web engine as Tutorbuddy for offering to homes and other businesses, particularly health and sports related entities, as a safe, secure video resource on the Web. Sales strategy will focus on online marketing based on tele-sales and live demo from the Web. An aggressive approach to building web-based tele-sales will occur through merger and acquisition of educational software sales companies.

Recent Events

        The Laurus Funds Transaction

        On April 28, 2004, the Company closed the private placement of a $1,500,000 principal secured convertible three-year term note (the "Note") with the Laurus Master Fund, Ltd. (the "Laurus Fund") in an offering exempt from the registration requirements of the Securities Act, pursuant to Rule 506 of Regulation D promulgated under the Securities Act (the "Laurus Funds Transaction"). The Note bears interest at the prime rate, as reported in the Wall Street Journal, plus 2%, (with combined interest rate not to fall below 6%) with interest and amortizing payments of principal commencing August 1, 2004. The interest payable on the note is adjustable downward by 2% if the Company registers shares of the Laurus Fund's stock underlying the Note on a registration statement declared effective by the SEC, and the Company's stock is trading at a 25% or greater premium to the fixed conversion price under the Note of $0.25. The interest payment will be adjusted downward by 1% in the event the Company has not registered shares of the Laurus Fund's stock underlying the Note, and the Company's stock is trading at a 25% or greater premium to the fixed conversion price under the Note of $0.25.

        Payments under the Note are convertible to Common Stock of the Company at the option of the

Laurus Fund at a fixed conversion price of $0.25. The Company may prepay outstanding principal and accrued interest under the Note by delivering to the Laurus Fund in cash an amount that is equal to 125% of the aggregate amount of outstanding principal of the Note plus any accrued but unpaid interest and all other sums due, accrued or payable to the Laurus Fund. As part of the transaction, the Laurus Fund also received a seven-year warrant to purchase 1,100,000 shares the Company, exercisable at $0.30 ("Warrant").

        Shares of our Common Stock issuable to the Laurus Fund subject to Note conversion and issuable upon exercise of the Warrant will be registered under the terms of the registration rights agreement between the Company and the Laurus Fund, pursuant to which a registration statement must be declared effective by the SEC no later than August 11, 2004.

        Payment of all principal and interest under the Note, as well as performance of the obligations of the Company and its subsidiaries, under all of the ancillary agreements entered into by the Company and its subsidiaries in connection with the sale of the Note and Warrant, are secured by a security interest in favor of the Laurus Fund in all of the assets of both the Company and its subsidiaries.

        Our Offices

        Our executive offices are located at 1075 North Service Road West, Suite 27 Oakville, Ontario, Canada, L6M 2G2, our telephone number is 905.827.2755 and our internet address is www.magiclantern.ca.

THE OFFERING
Common Stock Offered by the Selling Security Holders (1)	10,304,000
Common Stock Outstanding Prior to Offering (2)	66,087,262
Common Stock Outstanding After the Offering (3)	76,391,262
Use of Proceeds

Magic Lantern Group, Inc., will not receive any proceeds from the sales of the Selling Shareholders. We anticipate that proceeds received from the exercise of any warrants will be used for working capital and general corporate purposes. Please see "Use of Proceeds"

American Stock Exchange Symbol (Common Stock):	"GML"

(1)	Represents the estimated number of shares that may be issuable to the selling security holders following the conversion of principal interest and fees on a convertible promissory note, along with shares issuable upon exercise of Warrants held by the selling stock holders.

(2)	Based on the number of shares actually outstanding as of July 20, 2004.

(3)	Assumes the exercise and conversion of all of securities being registered hereunder.

RISK FACTORS

        An investment in our Common Stock is subject to various risk factors and related considerations summarized below. Before you decide whether to purchase any of the securities offered by this Prospectus, in addition to other information in this Prospectus, you should carefully consider these risk factors.

        Going Concern

        The Company has sustained substantial losses for the years ended December 31, 2003, 2002, and 2001. The Company's cash position is in excess of $900,000 at May 24, 2004, and is sufficient to cover the current rate of operating activity until August 31, 2004. The Company's working capital deficiency at March 31, 2004 was approximately $2,620,000, which has increased since December 31, 2003. Historically, the Company has sought financing from its major shareholders.  On May 3, 2004, we closed the private placement of a $1,500,000 principal secured convertible three-year term Note with the Laurus Fund, however, this amount will not be sufficient to cover our operating costs over the next twelve months. The Company continues to seek new equity financing from other funds and sources to support its strategic initiatives for new sales and revenue streams and expansion into the United States.

        Failing additional equity financing solutions, the sources of capital available to the Company include factoring of accounts receivable and a corporate reduction of discretionary investments and overall downsizing to achieve a neutral cash flow position.  The failure by the Company to raise additional financing raises substantial doubt about its ability to continue as a going concern.

        Recurring Losses

        We have a history of losses and may continue to incur losses from operations. Our net losses were $2,255,000 for the year ended December 31, 2003. These losses primarily reflect selling, general and administrative ("SAGA") expenses generally in excess of gross profit levels. Our business plan contemplates continued expansion efforts that will entail substantial SG&A and related expenditures without any assurance of deriving profits from operations. Our ability to achieve profitable operations through operations of the Company could be adversely affected by delays or inefficiencies in the development cycle for new products and services, inability to penetrate new geographic markets, lack of sponsor or consumer acceptance of those products and services, competition and changing technology.

        Risks Associated with Lancer Group

        The Lancer Group has been a significant shareholder of the Company since the last quarter of 2002. On July 10, 2003, the Securities and Exchange Commission brought a civil action in the United States District Court for the Southern District of Florida against Michael Lauer and Lancer Management I and II alleging securities fraud in connection with portfolio transactions effected by the Lancer Group management. While the complaint does not allege any fraud in connection with the Company's securities, records produced by the SEC in the court proceeding indicate that the Lancer Group's management had either not reported the extent of its ownership in portfolio companies or had underreported the ownership. According to a Form 13D filed by receiver to the Lancer Group on July 10, 2003, the Lancer Group, in the aggregate, controls 45.1% of the Company's outstanding shares as of that date. Even though no wrongdoing has been alleged in connection with the Lancer Group's ownership of Company securities, the Company, the financial statement impact, if any, and the market for its shares may be adversely affected by any court findings or the negative publicity generated by the Lancer Group proceedings or general market concerns about the possible actions by the receiver with respect to portfolio securities held by the Lancer Group. In addition, on November 4, 2003 the receiver announced that he had appointed DDJ Capital to actively manage the Lancer Group's portfolio securities.

        Risk of Inadequate Financial Resources

        The execution of our business plan for expanding our trademark licensing and e-education businesses could be impaired by inadequate financial resources. Both Sonoptic's and Tutorbuddy's business in particular requires ongoing upgrades to components and facilities as new technologies emerge. To maintain leading-edge technical solutions for new media and to remain competitive, the Company requires significant capital expenditure on an ongoing basis. In the absence of substantial increases in our revenues our working capital will likely be expended before the end of 2004. In that event, we will be required to either limit future development and marketing activities or raise additional equity capital or incur more debt to continue financing those activities. The issuance of additional equity could be dilative to existing stockholders, and the alternative of financing development through borrowings could reduce our operating flexibility and weaken our consolidated financial condition.

        Risk of Customer Budget Reductions

        Our goal of maintaining our existing customer base and extending our e-education products and services to new markets could be hampered by cash constraints affecting both current and prospective customers. Educational video products are acquired mainly by libraries and schools in the Company's existing Canadian markets. These institutions represent approximately 90% of the Company's current customer base. They are funded by government and are therefore subject to reductions or re-allocation of funding, either of which could adversely affect our prospects for achieving profitability through operations of the Company. Similar constraints could impair our efforts to expand the Company's customer base to new markets.

        Uncertainties in Product and Market Expansion Plans

        Our planned expansion of the Company operations could be adversely affected by many of the technological, business and financial risks inherent in the commercialization of new products for markets in which we are not an established participant. The success of the Magic Lantern's e-education offerings in these markets will depend not only on securing sponsorship or licensing arrangements with educational organizations outside of Canada, but also on the willingness of teachers, students and their parents in existing and new geographic markets to utilize these resources. We could encounter resistance to implementation of our e-education offerings and technology for any number of fiscal, cultural or political reasons beyond our control. These factors make the ultimate success of our plans for expanding the Magic Lantern's offerings and markets highly uncertain.

        Risk of Inadequate Marketing Resources

        The limited exposure of the Magic Lantern to e-education markets outside Canada could impair our ability to penetrate those markets. In the absence of substantial market penetration, our operations may fail to generate sufficient sponsorship, licensing or subscription fees to attain profitability. While we are beginning to establish relationships with distributors and other intermediaries to facilitate marketing arrangements for the Company's products and services in those markets, we expect to remain primarily dependent on our own limited marketing resources for executing our expansion plans.

        Risk of Technological Obsolescence

        The e-education marketplace is characterized by rapid technological changes that could put us at a competitive disadvantage and hamper our expansion plans. E-education products and services using different or better integrated platforms could be introduced and established in markets outside Canada before our market expansion plans for the Company's products are implemented and before market acceptance is achieved for Tutorbuddy's services. Developers of similar products and services have experienced time lags of one year or more between commencement of marketing activities through the completion of field trials and ultimate sales or subscriptions. If similar or longer delays are encountered in our efforts to implement our business plan for the Company, we could face the risk of technological obsolescence, adversely affecting our prospects for market penetration and profitability.

        Dependence on Licensed Content

        Because our business is dependent on licensed content for our e-education offerings, our business is subject to the risk of license terminations or adverse changes in license renewal terms as well as the risk of intense competition in markets where our rights to licensed content are non-exclusive. We believe our e-education offerings are distinguished in large part by the popularity of our video library. Most of our distribution agreements are renewable, and some condition renewal on minimum annual royalty payments from the Company ranging from approximately $3,000 to $15,000. These thresholds generally increase for each successive contract year. The distribution agreements also provide the producers with termination rights if the Company defaults on these obligations or fails to comply with other provisions of the agreements. If the Company is unable to obtain renewals or replacements on comparable terms, acceptance of our e-education offerings could be severely impaired.

        Lack of Control Over Licensed Content

        Because the Company distributes educational videos created by unaffiliated producers, we do not control the quantity or quality of the productions, any reduction in which could cause customer dissatisfaction and result in the loss of market share.

        Competition

        The intensely competitive and fragmented nature of the e-education industry creates various market risks that could impair our ability to retain and expand the Company's current markets and market share. Principal competitors currently include multi-national and regional firms offering services, systems and platforms through established Internet sites or proprietary networks. In addition, many educational organizations provide a broad range of educational data base resources without charge. Most of these competitors have substantially greater financial, technical, marketing and deployment resources than us. Many of these competitors particularly in markets outside Canada have the added advantage of offering a greater diversity of products and services with a substantial installed customer base. These competitors could control these markets before we obtain any meaningful market share, adversely affecting our prospects for market penetration and profitability.

        Dependence on the Internet and Computer Systems

        Our ability to expand the Company's delivery platforms and penetrate new markets could be frustrated without continued growth in the use and efficient operation of the Internet. Web-based markets for information, products and services are new and rapidly evolving. If Internet usage does not continue to grow or increases more slowly than anticipated, we could be unable to secure new sponsorship and subscription arrangements for the Company's offerings. To the extent our business relies on web-based delivery platforms, our operations will also be dependent on adequate network infrastructure, consistent quality of service and availability to customers of cost-effective, high-speed Internet access. If our systems cannot meet customer demand for access and reliability, these requirements will not be satisfied, and customer satisfaction could degrade substantially, adversely affecting our prospects for market penetration and profitability.

        Regulatory Risks

        Our dependence on the Internet for growth in the makes our operations susceptible to Internet-related regulatory risks and uncertainties. The laws governing the Internet remain largely unsettled, even in areas where there have been legislative initiatives. It may take years to determine whether and how Internet services are affected by existing laws, including those governing intellectual property, privacy, libel, product liability and taxation. Future legislation or judicial precedents could reduce Internet use generally and decrease its acceptance as a communications and commercial medium, adversely affecting our prospects for achieving profitability.

        Risks Associated with Dependence on Key Personnel

        The execution of our business plan for expanding our trademark licensing and operations will be severely hampered unless we are able to attract and retain highly skilled technical, managerial and marketing personnel for that purpose. Current compensation and benefit levels could contribute to the loss or reduced productivity of personnel and impair our ability to attract new personnel, either of which could have a material adverse affect on our operations and financial prospects. In addition, our operations require specific skills for digital encoding of analog video and indexing and managing digital video content. Specialized training must take place in the workplace, requiring an ongoing investment to effectively integrate new employees and assist existing staff attain the most up-to-date skills. Because demand for these skills is high in this competitive environment, the Company risks losing staff and its investment in developing their skills to larger firms with greater resources.

        Control by Selling Stockholder

        Because the Lancer Group and Zi collectively own 92.7% of our Common Stock outstanding, our other stockholders have no control over matters submitted for stockholder approval. Most matters submitted to a vote of our stockholders will require affirmative vote by holders of a majority of the votes cast, or a majority of the outstanding Common Stock in the case of a business combination or charter amendment and a plurality of the votes cast for each nominee for membership on our board of directors. Accordingly, our current stockholders other than Lancer Group and Zi will be unable to control the outcome of any proposed merger or other extraordinary transaction, the election of any board members or any other aspects of corporate governance, and the voting power to determine these matters will be shared by Zi and Lancer Group so long as they continue to hold a substantial portion of their shares.

SELLING STOCKHOLDER

        The following table sets forth (i) the name of the Selling Stockholder, (ii) to the best of the Company's knowledge, the total number of Shares owned by the Selling Stockholder as of the date of this Prospectus, (iii) the number of Shares to be offered for the account of the Selling Stockholder in this offering and (iv) to the best of the Company's knowledge, the number of shares of Common Stock of the Company to be owned by the Selling Stockholder after giving effect to this offering.
	Number of Shares of Stock Owned(1)	Number of Shares to be Offered(1)	Number of Shares of Stock to be Owned after the Offering(2)
Laurus Master Fund, Ltd.[1]	10,304,000	10,304,000	0

TOTAL	10,304,000	10,304,000	0

(1)	Represents the estimated number of shares of Common Stock that may be issuable to the selling security holders following the conversion of principal, interest and fees on a convertible promissory note, along with shares issuable upon exercise of warrants held by the selling stock holders.

(2)	Assumes the sale of all shares offered hereby.

        The information set forth in the foregoing table was provided to the Company by the Selling Stockholder. The Selling Stockholder has not held any position or had any other material relationship with the Company or its affiliates during the past three years.

        All of the Shares being offered hereunder are issuable as part of the Laurus Fund Transaction. On April 28, 2004, the Company closed a private placement of the $1,500,000 principal secured convertible three-year term Note with the Laurus Fund. Payments under the Note are convertible to shares of Common Stock of the Company at the option of the Laurus Fund at a fixed conversion price of $0.25. As a part of the transaction, the Laurus Fund also received a seven-year Warrant to purchase 1,100,000 shares of Common Stock of the Company, exercisable at $0.30. See "Summary Information - The Laurus Fund Transaction."

        The Registration Rights Agreement between the Company and the Selling Stockholder requires the Company to register the Shares for the accounts of the Selling Stockholder. This Prospectus is a part of a registration statement on Form S-3 filed by the Company with the SEC under the Securities Act covering the resale of the Shares from time to time by the Selling Stockholder (the "Registration Statement") in accordance with the Company's undertakings in the Transaction Agreements.

USE OF PROCEEDS

        All of the Shares are being registered for the accounts of the Selling Stockholder. All net proceeds from the sale of Shares will go to the Selling Stockholder as it offers and sells the Shares. The principal purpose of this Prospectus is to enable the Selling Stockholder to hold its Shares without the disadvantages associated with ownership of restricted securities under the Securities Act and, at the election of the Selling Stockholder, to effect an orderly disposition of its Shares from time to time. The Company will not receive any part of the proceeds from the sale of the Shares, except for payments received in connection with the exercise of warrants held by the Selling Stockholder. Any funds received by the Company upon exercise of warrants will be used for working capital.

        Circumstances Under Which Selling Shareholders Acquired Securities

        Set forth below is a summary of the circumstances that led to the issuance to the selling stockholders of the securities which are exercisable or convertible into up to 10,304,000 shares of our common stock which are being registered hereunder.

        On April 28, 2004, the Company closed the private placement of a $1,500,000 principal secured convertible three-year term note with Laurus Fund, in an offering exempt from the registration requirements of the Securities Act, pursuant to Rule 506 of Regulation D promulgated under the Securities Act. The Note bears interest at the prime rate, as reported in the Wall Street Journal, plus 2%, (with combined interest rate not to fall below 6%) with interest and amortizing payments of principal commencing August 1, 2004. The interest payable on the note is adjustable downward by 2% if the Company registers shares of the Laurus Fund's stock underlying the Note on a registration statement declared effective by the SEC, and the Company's stock is trading at a 25% or greater premium to the fixed conversion price under the Note of $0.25. The interest payment will be adjusted downward by 1% in the event the Company has not registered shares of the Laurus Fund's stock underlying the Note, and the Company's stock is trading at a 25% or greater premium to the fixed conversion price under the Note of $0.25.

        Payments under the Note are convertible to Common Stock of the Company at the option of the Laurus Fund at a fixed conversion price of $0.25. The Company may prepay outstanding principal and accrued interest under the Note by delivering to the Laurus Fund in cash an amount that is equal to 125% of the aggregate amount of outstanding principal of the Note plus any accrued but unpaid interest and all other sums due, accrued or payable to the Laurus Fund. As part of the transaction, the Laurus Fund also received a seven-year warrant to purchase 1,100,000 shares the Company, exercisable at $0.30.

        Shares of our Common Stock issuable to the Laurus Fund subject to Note conversion and issuable upon exercise of the Warrant will be registered under the terms of the registration rights agreement between the Company and the Laurus Fund, pursuant to which a registration statement must be declared effective by the SEC no later than August 11, 2004.

        Payment of all principal and interest under the Note, as well as performance of the obligations of the Company and its subsidiaries, under all of the ancillary agreements entered into by the Company and its subsidiaries in connection with the sale of the Note and Warrant, are secured by a security interest in favor of the Laurus Fund in all of the assets of both the Company and its subsidiaries.

PLAN OF DISTRIBUTION

        The Selling Stockholder may sell from time to time the Shares listed opposite its name under "Number of Shares to be Offered" in the "Selling Stockholder" table above. The Selling Stockholder may, in addition to the open market transactions described below, transfer these Shares to other persons in private sales or by gift, pledge or partnership distribution or other non-sale transactions. The term "Selling Stockholder" in this prospectus includes the persons who receive Shares from other Selling Stockholder in this way and who may wish to sell such Shares. Sales by the Selling Stockholder may be made on the AMEX or other securities exchanges on which our Shares are traded, in the over-the-counter market or otherwise. The timing and amount of sales will likely depend on market conditions and other factors. The sale prices may be market prices prevailing at the time of sale, negotiated prices or fixed prices. Sales may involve:
•	sales to underwriters who will acquire Shares for their own account and resell them,

•	block transactions in which a broker or dealer will attempt to sell Shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction,

•	purchases and resales by a broker or dealer as principal for its own account,

•	an exchange distribution in accordance with the rules of any stock exchange, and

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

        Brokers and dealers may receive compensation from the Selling Stockholder or purchasers of Shares, or both, in connection with these transactions and this compensation may be in excess of customary commissions. The Selling Stockholder and any other person that participates in the distribution of these Shares may be deemed to be underwriters under the Securities Act.

        If the Selling Stockholder engages an underwriter in connection with the sale of the Shares, to the extent required, this prospectus will be supplemented to describe the number of shares of our Common Stock being offered and the terms of the offering, including the names of the underwriters, the public offering price and any compensation to underwriters, dealers or agents.

        The Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of our Common Stock in the course of hedging the positions they assume with the Selling Stockholder. The Selling Stockholder also may sell short and redeliver Shares to close out short positions. They also may enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such persons of shares of our Common Stock, and the broker-dealer or other financial institution may resell the shares. If necessary, this prospectus will be supplemented or amended to reflect such transactions. The Selling Stockholder also may pledge Shares to a broker-dealer, other financial institution or other person, and upon a default, such broker-dealer or other financial institution may sell the pledged Shares. In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

        If the parties agree, the Selling Stockholder may from time to time sell its Shares to us.

        We know of no existing arrangements by the Selling Stockholder relating to distribution of the Shares covered by this Prospectus.

PRICE RANGE OF COMMON STOCK

        Our Common Stock is listed on the AMEX under the symbol GML. The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of our Common Stock as reported on the AMEX:

	High	Low
Year ended December 31, 2002:
First Quarter	$0.32	$0.12

Second Quarter	1.00	0.20
Third Quarter	0.90	0.40
Fourth Quarter	1.70	0.30
Year ended December 31, 2003:
First Quarter	$1.72	$0.70
Second Quarter	1.00	0.74
Third Quarter	1.00	0.72
Fourth Quarter	1.45	0.72
Year ended December 31, 2004:
First Quarter	$1.24	$0.85
Second Quarter	1.00	0.90
Third Quarter (through July 16)	0.93	0.65

DESCRIPTION OF CAPITAL STOCK

General

        The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, $.01 par value per share, of which 66,087,262 shares are issued and outstanding as of the date of this Prospectus, and 1,000,000 shares of preferred stock, $.01 par value per share, none of which are issued and outstanding as of the date of this Prospectus.

Common Stock

        Subject to the rights of holders of the preferred stock then outstanding, holders of the Common Stock are entitled to receive any dividends that may from time to time be declared by the Company's board of directors. Holders of the Common Stock are entitled to one vote per share on all matters on which the holders of the Common Stock are entitled to vote. Because holders of the Common Stock do not have cumulative voting rights, the holders of a majority of the shares of Common Stock represented at a meeting can select all of the directors.

        Holders of the Common Stock have no preemptive rights to subscribe for any additional securities that the Company may issue, and there are no redemption provisions or sinking fund provisions applicable to the Common Stock, nor is the Common Stock subject to calls or assessments by the Company. All shares of the Common Stock issued and outstanding as of the date of this Prospectus have been validly issued and are fully paid and nonassessable. Upon any liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share equally, share-for-share, in the assets available for distribution after payment to all creditors of the Company, subject to the rights of holders of any outstanding shares of preferred stock.

Preferred Stock

        Under the Company's Certificate of Incorporation, its board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of preferred stock from time to time in one or more series, to establish the number of shares to be included in each series and to fix the designation, powers, preferences and relative, participating, optional and other special rights of the shares of each series and any qualifications, limitations or restrictions thereof. Because of this power, the board of directors may afford the holders of preferred stock preferences, powers and rights (including voting rights) senior to the rights of the holders of Common Stock. The issuance of rights to purchase shares of preferred stock could be used to discourage an unsolicited acquisition proposal. See "Anti- Takeover Provisions" below.

Dividend Policy

        The Company has not paid cash dividends on the Common Stock since 1996. Its current policy is to retain earnings, if any, to finance the anticipated growth of its business. Any future determination to pay dividends on the Common Stock will be at the discretion of the board of directors and will depend upon the Company's operating results, financial condition, capital requirements, general business conditions and any other factors that the board deems relevant, subject to restrictions that may be included in agreements governing any credit facilities or debt instruments that the Company may maintain or issue from time to time.

Transfer Agent

        The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10004.

Anti-Takeover Provisions

        The Company's Certificate of Incorporation provides that the board of directors, in its discretion, may establish one or more series of preferred stock having designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that may be fixed by the board without stockholder approval. Those rights, preferences, privileges and limitations could have the effect of impeding or discouraging the acquisition of control of the Company.

        The Company is incorporated in New York and is subject to provisions of the New York Business Corporation Law (the "BCL") and its Certificate of Incorporation that may help to prevent or delay changes of corporate control by restricting or prohibiting an interested shareholder from entering into certain types of business combinations unless the board of directors approves the transaction in advance. An "interested shareholder" is defined generally as a person owning 20% or more of a corporation's outstanding voting stock and is restricted by these provisions from engaging in a "business combination" with the Company for five years following the date it became an interested shareholder unless (1) before it became an interested shareholder, the board of directors of the corporation approved the transaction in which it became an interested shareholder or approved the business combination; (2) upon consummation of the transaction that resulted in it becoming an interested shareholder, it owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or (3) following the transaction in which it became an interested shareholder, the business combination is approved by the board of directors of the corporation and is authorized at a meeting of shareholders by the affirmative vote of the holders of a majority of the outstanding voting stock not owned by the interested shareholder. These restrictions do not apply to certain business combinations proposed by an interested shareholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested shareholder during the previous three years or who became an interested shareholder with the approval of a majority of the corporation's directors, if the extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested shareholder during the previous three years or who were recommended for election or elected to succeed the directors by a majority of those directors. Business combinations are also permitted when certain statutory "fair price" requirements are met.

Director's Liability

        The Company's Certificate of Incorporation provides for the elimination of directors' liability for monetary damages from a breach of certain fiduciary duties and for the indemnification of directors, officers, employees or agents to the full extent permitted by the BCL. These provisions cannot be amended without the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The following documents that we previously filed with the SEC under the Exchange Act are incorporated into this Prospectus by reference:
•	Annual Report on Form 10-K/A2 for the year ended December 31, 2003;

•	Quarterly Report on Form 10-Q for the three months ended March 31, 2004;

•	Proxy Statement on Schedule 14A dated April 29, 2004; and

•	Current Report on Form 8-K dated May 7, 2004.

        This Prospectus also incorporates by reference all documents we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act during the period between the date of this Prospectus and the date we file a post-effective amendment to indicate all Shares offered hereby have been sold or to deregister any Shares then remaining unsold. All of these documents will be deemed to be incorporated herein by reference and to be a part of this Prospectus from their respective filing dates. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be considered to be modified or superseded for purposes of this Prospectus to the extent that it is modified or superseded in any subsequently filed document also that is also incorporated by reference.

        Upon request, we will provide anyone receiving a copy of this Prospectus with a copy of the relevant documents that are incorporated by reference at the time of the request. See "Where You Can Find Information."

LEGAL MATTERS

        The validity of the issuance of the Shares offered hereby has been passed upon for us by Hodgson Russ LLP, Buffalo, New York and Toronto, Ontario.

EXPERTS

        The audited financial statements of the Company incorporated by reference in the prospectus and registration statement from the Annual Report on Form 10-K/A for the year ended December 31, 2003, have been audited by Mahoney Cohen & Company, CPA, P.C., independent auditors as set forth in their reports incorporated by reference herein in reliance upon the authority of such firm as experts in accounting and auditing.

PART II.     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

SEC registration fee	$1,174.97
Printing and engraving costs*	2,000.00
Legal fees*	10,000.00
Accounting fees*	5,000.00
Miscellaneous*	2,000.00

Total*	$20,174.97

* Estimated

Item 15.     Indemnification of Directors and Officers.

        Reference is made to the provisions of Sections 721 through 726 of the New York Business Corporation Law (the "BCL"), which provides for indemnification of officers and directors in certain transactions. The Company's Certificate of Incorporation provides for indemnification of directors and officers to the full extent permitted by the BCL, provided that no indemnification may be made to or on behalf of any officer or director if a judgment or other final adjudication adverse to the officer or director establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action being adjudicated, or that he personally gained a financial profit or other advantage to which he was not legally entitled.

        The BCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding (other than a proceeding by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar position with another entity, against expenses (including attorneys' fees), judgments, fines and settlements incurred by him in connection with the proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification under the BCL is limited in a proceeding by or in the right of the corporation to expenses (including attorneys' fees) incurred in connection with the proceeding. In either case, no indemnification may be made if the indemnified person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and to the extent the court in which the proceeding was brought determines that the person is entitled to indemnity despite the adjudication of liability.

        The BCL provides that the indemnity obligations of a corporation shall only arise if authorized by (i) a majority of a quorum of directors who are not a party to the proceeding, (ii) independent legal counsel to the corporation if a quorum of directors is not obtainable, (iii) independent legal counsel to the corporation if a quorum of directors is obtainable and the directors direct counsel to make the determination or (iv) the stockholders. The board of directors of the corporation may authorize expenses in connection with a proceeding to be paid in advance of the final disposition upon receipt of an undertaking by the person on whose behalf the expenses are to be paid to repay the expenses in the event he is not entitled to indemnity. New York corporations also are authorized under the BCL to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. The Company currently maintains directors and officers liability insurance.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits
Exhibit Number:	Exhibit

2.1*	Amended and Restated Certificate of Incorporation of the Company

2.2

Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company filed April 16, 2002 (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K (File No. 1-9502) filed on November 13, 2002)

2.2

Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company filed November 7, 2002 (incorporated by reference to the Company's Current Report on Form 8-K (File No. 1-9502) filed on November 13, 2002)

3.2*	By-Laws of the Company

4.1*	Form of Stock Certificate

5.1	Opinion of Hodgson Russ LLP (legality opinion)

10.1*	1987 Incentive Stock Option Plan

10.2	1998 Incentive Stock Option Plan (incorporated herein by reference to Exhibit 10.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998)

10.3	1998 Nonqualified Stock Option Plan-A (incorporated by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q (File No. 1-9502) for the quarter ended March 31, 1998)

10.4	1998 Nonqualified Stock Option Plan-B (incorporated by reference to Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q (File No. 1-9502) for the quarter ended March 31, 1998)

10.5

Stock Purchase Agreement dated as of February 26, 1998 among the Company, Jack Clark, Robert Plotkin, Steven R. Clark and Richard Siskind (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 1-9502) filed on March 2, 1998)

10.6

Management Agreement dated as of February 26, 1998 between the Company and Richard Siskind (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K (File No. 1-9502) filed on March 2, 1998)

10.7

Stock Purchase Agreement dated as of August 23, 2001 between the Company and Alpha Omega Group, Inc. (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 1-9502) filed on August 29, 2001)

10.8	2001 Replacement Option Plan (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q (File No. 1-9502) for the quarter ended September 30, 2001)

10.9

Stock Purchase Agreement dated as of August 2, 2002 among the Company, JKC Exchangeco Ltd. and Zi Corporation (the "Zi Agreement") (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 1-9502) filed August 6, 2002)

10.10	Amendment No. 1 dated as of October 11, 2002 to the Zi Agreement (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 1-9502) filed October 15, 2002)

10.11	2002 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q (File No. 1- 9502) for the quarter ended September 30, 2001)

10.12

Registration Rights Agreement dated as of November 7, 2002 between the Company and Zi Corporation (incorporated by reference to Exhibit 10.12 to the Company's Registration Statement on Form S-3 (File No. 1-9502) filed on December 30, 2004)

10.13

Securities Purchase Agreement, dated April 28, 2004, by and between Magic Lantern Group, Inc. and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 1-9502) filed on May 3, 2004)

10.14

Secured Convertible Term Note, dated April 28, 2004, made by Magic Lantern Group, Inc. (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K (File No. 1-9502) filed on May 3, 2004)

10.15	Common Stock Purchase Warrant, dated April 28, 2004. (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K (File No. 1-9502) filed on May 3, 2004)

10.16

Registration Rights Agreement, dated April 28, 2004, by and between Magic Lantern Group, Inc. and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K (File No. 1-9502) filed on May 3, 2004)

10.17

Master Security Agreement, dated April 28, 2004, by and between Magic Lantern Group, Inc. and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.5 to the Company's Current Report on Form 8-K (File No. 1-9502) filed on May 3, 2004)

10.18

Subsidiary Guarantee, dated April 28, 2004, by and among Tutorbuddy Inc., Sonoptic Technologies Inc., Magicvision Media Inc., Magic Lantern Communications Ltd., and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.6 to the Company's Current Report on Form 8-K (File No. 1-9502) filed on May 3, 2004)

10.19

Stock Pledge Agreement, dated April 28, 2004, by and among Magic Lantern Group, Inc., Magicvision Media, Inc., Magic Lantern Communications Ltd., and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.7 to the Company's current report on Form 8-K (File No. 1-9502) filed on May 3, 2004).

23.1	Consent of Hodgson Russ LLP (incorporated in Exhibit 5.1)

23.2	Consent of Mahoney Cohen & Company, CPA, PC

*	Incorporated by reference to the corresponding Exhibit filed with the Company's Registration Statement on Form S-1, as amended (Reg. No. 33-12959).

Item 17.     Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "SEC") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement; provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

	(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oakville, Ontario, Canada on July 20, 2004.

MAGIC LANTERN GROUP, INC.

By:	/s/ Robert A. Goddard
Robert A. Goddard
President, Chief Executive Officer, Acting Chief Financial Officer and Principal Accounting Officer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Title	Date

* By: Richard Geist	Director	July 20, 2004

* By: Howard Balloch	Director	July 20, 2004

* By: Michael Lobsinger	Director	July 20, 2004

* By: Stephen Encarnaceo	Director	July 20, 2004

* By: Richard Siskind	Director	July 20, 2004

* By: /s/ Robert A. Goddard Robert A. Goddard Attorney-in-Fact